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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the USI, Inc. Registration Statement on Amendment No. 2 to Form S-4 and related Joint Proxy Statement/Prospectus (Registration No. 333-47101) for the registration of shares to be issued in connection with the merger among USI, Inc., U.S. Industries, Inc. and Zurn Industries, Inc. and to the incorporation by reference therein of our report dated May 19, 1997, with respect to the consolidated financial statements and schedule of Zurn Industries, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 1997, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
May 8, 1998